Exhibit 99.1

SPI Energy’s Phoenix Motorcars Appoints Former Daimler and Karma Automotive Executive as its New CEO

SANTA CLARA, CA / March 24, 2022

SPI Energy Co., Ltd. (NASDAQ:SPI), a global renewable energy company and provider of solar storage and electric vehicle (EV) solutions for business, residential, government, logistics and utility customers and investors, today announced its wholly owned Phoenix Motorcars subsidiary has appointed auto industry veteran Lance Zhou, Ph.D., as its Executive Director and new Chief Executive Officer, effective March 28, 2022.

Prior to joining Phoenix Motorcars, Dr. Zhou was CEO of Karma Automotive, an Irvine, California-based manufacturer of luxury EVs. Previously, Dr. Zhou was CEO and President of Beijing Foton Daimler Automotive from July 2015 to January 2018, while serving as Level 1 Vice President of Daimler AG Global and Senior Director of Daimler Greater China Ltd., the Chinese operating division for commercial vehicle of Mercedes-Benz Group from April 2014 to January 2018. Prior to joining Daimler, Dr. Zhou was CEO of NAVECO, a joint venture of Iveco of Fiat and Nanjing Auto, and served on its board of directors from March 2007 to April 2014.

Dr. Zhou has been nominated as a member of the board of directors of Phoenix Motorcars since Nov 2021 and will continue to serve on the board after assuming his new role as CEO on March 28, 2022.

“I am excited to join Phoenix Motorcars at this important time in its ongoing evolution,” commented Zhou. “The groundwork already laid provides a solid foundation moving forward, and I look forward to working together with the talented Phoenix team to drive long-term success in the rapidly growing EV market.”

“Lance is a tremendous addition to our team, and his experience and resources will help Phoenix Motorcars expand to the next level as it grows operations globally,” said Xiaofeng Denton Peng, Chairman & Chief Executive Officer of SPI Energy. “I also want to recognize the contribution and efforts of Joe Mitchell, who travelled between Colorado and California during his tenure at Phoenix. Joe has been a great asset to our team over the last year, he has positioned the company well for accelerated growth in the quarters ahead, and we thank him for his exceptional service.”

About Phoenix Motorcars

Phoenix Motorcars is a leader in developing medium-duty electric vehicles for commercial markets with a primary focus on class 3 & 4 vehicles. Phoenix Motorcars strives to provide fleets with clean transportation and renewable energy through advanced technology solutions and remains committed to excellence in electric vehicle innovation. Phoenix Motorcars offers a range of vehicle configurations, including shuttle buses, utility trucks, service trucks, flatbed trucks, walk-in vans, cargo trucks and school buses. For more information, please visit www.phoenixmotorcars.com.

About SPI Energy

SPI Energy Co., Ltd. (NASDAQ: SPI) is a global renewable energy company and provider of solar storage and electric vehicle (EV) solutions that was founded in 2006 in Roseville, California and is headquartered in Santa Clara, California.

The company has three core divisions: SolarJuice residential solar, the commercial & utility solar division comprised of SPI Solar and Orange Power, and the EdisonFuture/Phoenix Motor EV division. SolarJuice is the leader in renewable energy system solutions for residential and small commercial markets and has extensive operations in the Asia Pacific and North America markets. The commercial & utility solar division provides a full spectrum of EPC services to third party project developers, and develops, owns and operates solar projects that sell electricity to the grid in multiple regions, including the U.S., U.K., and Europe. Phoenix Motor is a leader in medium-duty commercial electric vehicles, and is developing EV charger solutions, electric pickup trucks, electric forklifts, and other EV products.

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SPI maintains global operations in North America, Australia, Asia and Europe and is also targeting strategic investment opportunities in fast growing green energy industries such as battery storage, charging stations, and other EVs which leverage the Company's expertise and substantial solar cash flow.

For more information on SPI Energy and its subsidiaries, the Company recommends that stockholders, investors and any other interested parties read the Company's public filings and press releases available under the Investor Relations section at www.SPIgroups.com or available at www.sec.gov.

Forward-Looking Statements

This press release contains forward-looking statements, as that term is defined in the Private Litigation Reform Act of 1995, that involve significant risks and uncertainties. Forward-looking statements can be identified through the use of words such as “may," "might," "will," "intend," "should," "could," "can," "would," "continue," "expect," "believe," "anticipate," "estimate," "predict," "outlook," "potential," "plan," "seek," and similar expressions and variations or the negatives of these terms or other comparable terminology. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect the Company's current expectations and speak only as of the date of this release. Actual results may differ materially from the Company's current expectations depending upon a number of factors. These factors include, among others, the coronavirus (COVID-19) and the effects of the outbreak and actions taken in connection therewith, adverse changes in general economic and market conditions, competitive factors including but not limited to pricing pressures and new product introductions, uncertainty of customer acceptance of new product offerings and market changes, risks associated with managing the growth of the business, and those other risks and uncertainties that are described in the "Risk Factors" section of the Company's annual report filed on Form 20-F filed with the Securities and Exchange Commission. Except as required by law, the Company does not undertake any responsibility to revise or update any forward-looking statements.

SPI Energy Co., Ltd. Contact:

IR Department
ir@spigroups.com

Dave Gentry
RedChip Companies, Inc.
Phone:(407) 491-4498
SPI@redchip.com

SOURCE: SPI Energy Co., Ltd.

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